Exhibit 10.2

FIRST AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

WITH THL EQUITY ADVISORS IV, LLC

This is the First Amendment to the Management Services Agreement with THL Equity Advisors IV, LLC between Vertis Holdings, Inc., successor in interest to Big Flower Holdings, Inc. (“Vertis Holdings”), a Delaware corporation, and THL Equity Advisors IV, LLC, a Massachusetts limited liability company, (“Consultant”) dated December 7, 1999 (“Agreement”).  The parties wish to amend the Agreement, and agree as follows:

1.                                       Paragraph 4(a) of the Agreement shall be amended such that Vertis Holdings shall not be required to make a cash payment of the annual fee to Consultant beginning January 1, 2007; provided, however that Vertis Holdings shall accrue the annual fee and pay out the accrued balance after Vertis Holdings experiences a Change In Control as defined under the Credit Agreement dated December 22, 2004 by and among Vertis, Inc., Vertis Digital Services Limited, General Electric Capital Corporation, GECC Capital Markets Group, Inc., Bank of America, N.A. and the other lenders and credit parties named therein (the “Credit Agreement”) or Vertis, Inc. refinances the Credit Agreement.

2.                                       All initial capitalized terms used within this First Amendment shall have the definitions given to them in the Agreement unless otherwise defined in this First Amendment.

3.                                       All other terms and conditions of the Agreement shall remain the same and in full force and effect.  To the extent the provisions of the Agreement conflict with the terms and provisions of this First Amendment, this First Amendment shall control.

This First Amendment is executed by the parties as of April 11, 2007.

VERTIS HOLDINGS, INC.

By:	/S/ John V. Howard, Jr.

Printed Name:	John V. Howard, Jr.

Title:	Secretary

THL EQUITY ADVISORS IV, LLC

By:	/S/ Anthony J. DiNovi

Printed Name:	Anthony J. DiNovi

Title:	Managing Director